Avado Brands Adopts Shareholder Rights Plan

     MADISON, GEORGIA, August 13, 2002. Avado Brands, Inc. (OTC BB: AVDO), today announced that on August 6, 2002, its Board of Directors adopted a Shareholder Rights Plan. Under the plan, Rights will be distributed as a dividend at the rate of one Right for each share of Avado common stock, par value $.01 per share, held by shareholders of record as of the close of business on September 4, 2002. The Rights Plan was not adopted in response to any effort to acquire control of Avado Brands.

     The Rights Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions and to prevent an acquirer from gaining control of Avado without offering a fair and adequate price and terms to all of Avado's shareholders. The Rights will expire on September 4, 2007.

     Each Right initially will entitle stockholders to buy one unit of a share of a series of preferred stock for $9.50. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of Avado's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of Avado's common stock.

     A copy of the Shareholder Rights Plan will be filed shortly with the Securities and Exchange Commission.

     Avado Brands owns and operates three proprietary brands, comprised of 12 Canyon Cafe restaurants, which are held for sale, 129 Don Pablo's Mexican Kitchens, and 72 Hops Restaurant Bar Breweries.